Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
      The discussion and analysis presented below refer to and should be read in conjunction with the financial statements and related notes appearing elsewhere in this current report on Form 8-K.
Overview
      We generate our revenues through the sale of more than 600,000 products and services to the global scientific research, global biopharma production supplies, U.S. clinical laboratory, and U.S. lab safety and personal protection markets. We generated approximately 80% of our revenues from the sale of consumable products. We offer both proprietary products and products that we source from suppliers.
      We offer and sell our products and services to over 350,000 customers located in over 150 countries. Our customers include pharmaceutical and biotechnology companies; colleges and universities; medical research institutions; hospitals and reference labs; government agencies; original equipment manufacturers; quality control and process control and research and development laboratories. No single customer represents more than 3% of our total sales. For further information regarding our business, refer to “Item 1 — Business” which is incorporated herein by reference.
Acquisitions
      We continually evaluate potential strategic acquisitions to increase the breadth of our proprietary product and service offerings and accelerate our revenue growth, enhance our margins and increase our cash flow. Since our initial public offering in 1991, we have completed 37 acquisitions. The following is a brief description of the material transactions we have completed since January 1, 2002.
      On August 2, 2004 we completed an approximately $3.9 billion combination with Apogent in a tax-free, stock-for-stock merger including the assumption of debt with a fair value of approximately $1.1 billion. Apogent shareholders received 50.6 million shares of Fisher Scientific common stock representing 0.56 shares of Fisher common stock for each share of Apogent common stock they owned. Apogent is a diversified worldwide leader in the design, manufacture and sale of laboratory and life science products essential for scientific research and healthcare diagnostics. The results of Apogent have been included in the scientific products and services segment and the healthcare products and services segment from the date of acquisition.
      On April 1, 2004, we acquired Dharmacon for $80 million in cash. Dharmacon focuses on RNA technologies, including RNA interference and small interfering RNAi, which are tools for life-science research that increase the efficiency of the drug discovery process. The results of Dharmacon have been included in the scientific products and services segment from the date of acquisition.
      On March 1, 2004, we acquired Oxoid for $330 million in cash. Oxoid is a United Kingdom-based manufacturer of microbiological culture media and other diagnostic products that test primarily for bacteria contamination, with sales primarily outside of the United States. The results of Oxoid have been included in the scientific products and services segment from the date of acquisition.

      On September 8, 2003, we acquired Perbio Science AB (“Perbio”), a Swedish public company, for $689 million in cash plus assumed net debt of approximately $44 million. Perbio manufactures and sells consumable tools for protein-related research and protein-based biopharma drug production. The acquisition of Perbio enhanced our footprint in the life sciences market and increased our proprietary product offerings. From the date of acquisition, the Bioresearch and Cell Culture divisions of Perbio, which accounted for approximately 90% of total Perbio revenues, have been included in the scientific products and services segment, and its medical device division, Atos Medical Holding AB (“Atos”), which accounted for the remaining 10% of total Perbio revenues, has been included in the healthcare products and services segment.
      On March 7, 2005, the Company entered into a definitive agreement to sell all of the capital stock of Atos, a manufacturer of ear, nose, and throat devices, for approximately $110.0 million in cash. The sale was completed on April 5, 2005. As a result of the divestiture we have included the account balances and activities of Atos as discontinued operations for all periods presented. Atos was acquired in September 2003 in connection with the Company’s acquisition of Perbio Science AB. The results of Atos previously have been included in our healthcare products and services segment. The Company realized a gain on the sale of Atos of $16.7 million, net of tax.
Results of Operations
      Our operations are organized into three reporting segments: scientific products and services, healthcare product and services, and laboratory workstations.

1.	Scientific products and services segment provides products and services primarily to entities conducting scientific research, including drug discovery and drug development, quality and process control and basic research and development. This segment manufactures and/or distributes a broad range of biochemicals and bioreagents; organic and inorganic chemicals; sera; cell culture media; sterile liquid-handling systems; microbiology media and related products; scientific consumable products, instruments and equipment; safety and personal protection products; and other consumables and supplies. Additionally, this segment provides services to pharmaceutical and biotechnology companies engaged in clinical trials, including specialized packaging, over-encapsulation, labeling and distribution for phase III and phase IV clinical trials, as well as combinatorial chemistry, custom-chemical synthesis, supply-chain management and a number of other services.

2.	Healthcare products and services segment manufactures and/or distributes a wide array of diagnostic kits and reagents, equipment, instruments, medical devices and other consumables products to hospitals and group-purchasing organizations, clinical laboratories, reference laboratories, physicians’ offices, original equipment manufacturers and other distributors that service such customers located primarily in the U.S. This segment also provides outsourced manufacturing services for diagnostic reagents, calibrators and controls to the healthcare and pharmaceutical industries.

3.	Laboratory workstations segment manufactures and sells laboratory workstations and fume hoods and provides lab-design services for pharmaceutical and biotechnology customers, colleges, universities and secondary schools, hospitals and reference labs.

Sales
      The following table presents sales and sales growth by reportable segment for the years ended December 31, 2004, 2003 and 2002 (dollars in millions):

	2004		2003		2002

		Sales		Sales
	Sales	Growth	Sales	Growth	Sales

Scientific products and services	$3,454.7	38%	$2,501.0	11%	$2,258.0
Healthcare products and services	1,032.0	19%	866.8	7%	806.7
Laboratory workstations	176.1	(15)%	206.1	6%	193.9
Eliminations	(35.5)		(19.9)		(20.2)

	$4,627.3	30%	$3,554.0	10%	$3,238.4

      Consolidated. Sales growth of 30% in 2004 was favorably impacted by foreign exchange translation of $95.1 million representing 3 points of sales growth and acquisitions completed in 2003 and 2004 that accounted for approximately 20 points of sales growth. Our organic sales growth rate of approximately 7% in 2004 was driven by strong customer demand in the scientific product and services segment, partially offset by slower growth in our healthcare products and services segment and a decline in sales in our laboratory workstations segment, as more fully described below. Consolidated 2003 sales growth of 10% was favorably impacted by foreign exchange translation of $76.6 million representing 2 points of sales growth and acquisitions completed in 2002 and 2003 that accounted for approximately 3% of sales growth. Our organic sales growth rate of approximately 5% in 2003 resulted from revenue growth in all three segments as more fully described below.
      Scientific Products and Services. Sales growth of 38% in 2004 was favorably impacted by foreign exchange translation of $89.8 million representing 4 points of growth. Sales growth impact from acquired companies in 2003 and 2004 represented approximately 23 points of growth, primarily from Apogent, Oxoid and Perbio. Organic sales growth of approximately 11% was primarily due to strong demand from pharmaceutical, biotech and academic customers, as well as an improvement in our international markets. In addition, the segment experienced increased demand for safety-related products driven in large part by domestic preparedness and bioterrorism readiness initiatives, as well as increased demand from the U.S. government. We expect organic growth of 8% - 10% in 2005. Sales growth of 11% in 2003 was favorably impacted by foreign exchange translation of $75.9 million representing approximately 3.5 points of growth. Sales growth impact from acquired companies in 2002 and 2003 represented approximately 4 points of growth, primarily from Perbio. Our 2003 organic growth rate of approximately 3.5% was favorably impacted by an increase in demand for safety-related products and was adversely affected by a decline in sales to our U.S. biotechnology customers and a decline in international sales due to weakness in the European economy and associated reductions in research funding from governments.
      Healthcare Products and Services. Sales growth of 19% in 2004 was largely due to the impact of the Apogent acquisition, which accounted for approximately 17 points of the growth rate. Organic growth and the favorable impact of foreign exchange each accounted for approximately 1 point of growth. Our organic growth rate was negatively impacted in 2004 due to our efforts to improve operating margins at the expense of sales growth. We expect organic growth of approximately 2% in 2005, reflecting flat to negative growth in the first half of the year with stronger growth in the second half of the year. Sales growth of 7% in 2003 was largely due to strong organic growth. The organic growth rate was primarily due to an increase in demand for clinical laboratory products in both the hospitals and reference labs customer segments.
      Laboratory Workstations. Sales decrease of 15% in 2004 was primarily due to the timing of large projects and a decrease in market demand for small projects. This compares to a 6% sales growth rate in 2003 that reflected strong demand in both large and small projects. Order activity for large projects was strong in 2004, which is reflected in the increase in backlog at December 31, 2004 to $134 million compared to $105 million at December 31, 2003. Laboratory workstations is a project-based business which operates from a backlog, a majority of which may be shipped in less than one year. Delivery and installation of projects, which are driven by the timing of construction projects, result in a corresponding reduction in backlog.

Operating Income
      The following table presents operating income and operating income as a percentage of sales by reportable segment for the years ended December 31, 2004, 2003 and 2002 (dollars in millions):

				Operating Income as a
	Operating Income			Percentage of Sales

	2004	2003	2002	2004	2003	2002

Scientific products and services	$375.5	$229.6	$206.2	10.9%	9.2%	9.1%
Healthcare products and services	92.8	33.5	25.2	9.0%	3.9%	3.1%
Laboratory workstations	2.8	11.1	11.7	1.6%	5.4%	6.0%
Eliminations	(0.3)	(0.1)	(0.2)

Sub-total	470.8	274.1	242.9	10.2%	7.7%	7.5%

Other charges:
Inventory step-up	82.9	17.4	—
Goodwill impairment	64.9	—	—
Restructuring charges (credits), net	7.8	—	(2.2)
Other charges	33.7	—	—

Total	$281.5	$256.7	$245.1	6.1%	7.2%	7.6%

      Consolidated. Operating income in 2004 of $281.5 million represents an increase of 10% from 2003. As a percentage of sales, income from operations declined to 6.1% of sales in 2004 from 7.2% of sales in 2003. The decline in operating margins as a percentage of sales is due to $189.3 million of special charges in 2004 compared to $17.4 million of such charges in 2003. Special charges in 2004 were comprised of $82.9 million of inventory step-up included in cost of sales for 2003 and 2004 acquisitions, $64.9 million of goodwill impairment, $7.8 million of restructuring charges, and $33.7 million of other charges. Included in other charges is $25.0 million of integration costs (of which $5.6 million is recorded in cost of sales and $19.4 million is in selling, general and administrative expense); $2.7 million of intangible and fixed asset impairment charges and a $6.0 million contribution to our charitable foundation which are both recorded in selling, general and administrative expense. Special charges in 2003 were comprised of inventory step-up for acquisitions. The impact of the increase in these charges was partially offset by operating margin improvements in both the scientific products and services and healthcare products and services segments as described below. Excluding the impact of special charges, operating margins increased to 10.2% of sales in 2004 compared to 7.7% of sales in 2003.
      Operating income of $256.7 million in 2003 represents an increase of 4.7% from 2002. As a percentage of sales, operating income declined to 7.2% of sales in 2003 from 7.6% of sales in 2002. The decline in operating margins as a percentage of sales is due to $17.4 million of inventory step-up charges in 2003 compared to $2.2 million of restructuring credits in 2002. Excluding the impact of special charges, operating margins increased to 7.7% of sales in 2003 compared to 7.5% of sales in 2002. This improvement was due to increased operating margins in each of our segments as described below.
      Scientific Products and Services. Operating income in 2004 increased $145.9 million from 2003 to $375.5 million with operating margins improving to 10.9% in 2004 from 9.2% in 2003. The improvement in operating margins was primarily due to the impact of the Oxoid and Apogent acquisitions during 2004. These acquisitions contributed to an increase in gross margin as a percentage of sales with a partially offsetting increase in selling, general and administrative expenses as a percentage of sales. Organic operating margins improved slightly during 2004 which was partially offset by investments in sales and marketing activities and increased external and internal audit-related expenditures. We expect a continuing increase in operating margins in 2005 reflecting the full year contribution of Apogent and the related synergy initiatives, as well as organic margin improvements from business initiatives and fixed cost leverage. Operating income in 2003 increased $23.4 million from 2002, with operating margins improving to 9.2% in 2003 from 9.1% in 2002. The increase in operating margins in 2003 was attributable to the impact of the Perbio acquisition, continued

improvements in international operating margins, partially offset by a decrease in sales volume to U.S. biotechnology companies and increased investments in sales and marketing initiatives.
      Healthcare Products and Services. Operating income in 2004 increased $59.3 million from 2003 to $92.8 million with operating margins improving to 9.0% in 2004 from 3.9% in 2003. The improvement in operating margins was due to the impact of the Apogent acquisition during 2004 along with strong organic margin improvement, which was partially offset by increased external and internal audit-related expenditures. Apogent contributed to an increase in gross margin as a percentage of sales with a partially offsetting increase in selling, general and administrative expenses as a percentage of sales. Organic operating margin improvement was primarily the result of our focus on margin improvement initiatives at the expense of revenue growth. We expect a continuing increase in operating margins in 2005, reflecting the full year contribution of Apogent and the related synergy initiatives as well as continuing organic margin improvement initiatives and fixed cost leverage. Operating income in 2003 increased $8.3 million from 2002, with operating margins improving to 3.9% in 2003 from 3.1% in 2002. The increase in operating margins in 2003 was primarily reflective of a broad-based increase in volume for clinical laboratory products.
      Laboratory Workstations. Operating income in 2004 decreased $8.3 million from 2003 to $2.8 million with operating margins declining to 1.6% in 2004 from 5.4% in 2003. The decline in operating margins was primarily a result of the overall decline in revenue during 2004 as a result of decreased market demand for higher margin small projects and the impact of increased steel prices. We expect margins to remain relatively flat in 2005. Operating income in 2003 decreased $0.6 million from 2002, with operating margins declining to 5.4% in 2003 from 6.0% in 2002. The decline in operating margins in 2003 was primarily the result of a one-time order from the Federal government completed in 2002 that did not repeat in 2003.

Interest Expense
      Interest expense in 2004, 2003, and 2002 was $104.8 million, $84.8 million and $91.3 million, respectively. The increase in interest expense in 2004 is primarily attributable to the increase in debt in 2004 resulting from the assumption of debt upon the merger with Apogent on August 2, 2004 and the issuance of $300 million of 3.25% convertible debt on March 3, 2004 to fund the acquisition of Oxoid. The decrease in interest expense in 2003 is attributable to our debt refinancing activities in 2003 and 2002, and a decrease in the rate on variable rate debt.

Other (Income) Expense, Net
      Other expense, net, includes the following for the years ended December 31, 2004, 2003 and 2002 (in millions):

	2004	2003	2002

Debt refinancing costs	$14.4	$65.9	$4.1
Acquisition-related foreign currency hedges	2.2	15.7	—
Fixed-swap unwind costs	—	—	7.1
Interest income and other	(4.3)	(3.9)	1.1
Gain on sale of investment	(22.7)	—	—

Other (income) expense, net	$(10.4)	$77.7	$12.3

      Debt refinancing costs in 2004 primarily relate to third party costs incurred to refinance the debt assumed in the Apogent merger and the write-off of deferred financing fees and third party costs related to the Fisher credit facility that was refinanced upon consummation of the Apogent merger. Amounts in 2003 primarily relate to call premiums and the write-off of deferred financing fees for the redemption of our 9% senior subordinated notes and 7 1/8% notes.
      We recognized a gain in the fourth quarter of 2004 from the liquidation of our investment in ProcureNet Inc. (“ProcureNet”). ProcureNet is a former subsidiary that was spun off from Fisher in 1999.

Income Tax Provision
      Our effective tax rate in 2004, 2003, and 2002 was 13.5%, 18.8% and 31.7%, respectively. The decrease in the effective tax rate in 2004 from 2003 was due to a $10.9 million credit in 2004 due to the finalization of certain foreign and domestic tax audits and negotiations and a basis difference relating to the Company’s disposal of its investment in ProcureNet, partially offset by the effect of the merger with Apogent. The decrease in the effective tax rate in 2003 from 2002 was primarily due to a lower effective tax rate on foreign earnings in 2003 as compared to 2002 as a result of reorganizations and integration efforts within the group that have produced tax savings.

Cumulative Effect of Accounting Change
      During 2002, we completed our transitional assessment in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) to determine if goodwill was impaired as of January 1, 2002. As a result, we recorded a non-cash charge of $63.8 million ($46.1 million, net of tax) in our statement of operations reflecting the cumulative effect of the accounting change to adjust goodwill to its current fair-value. The scientific products and services segment and laboratory workstations segment accounted for $19.7 million and $44.1 million of the charge, respectively.
      The impairment charge in the scientific products and services segment related to certain of our smaller-market international distribution businesses where operating performance was lower than originally forecasted. Our laboratory workstations segment is sensitive to changes in capital spending, and several of the markets to which the laboratory workstations segment sells, including the technology industry, experienced a significant economic slowdown causing a reduction in capital spending in those markets. As a result, sales growth was significantly less than originally forecast, resulting in decreased profitability.
      SFAS 142 also requires that goodwill be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We have elected to perform the annual tests for indications of goodwill impairment as of October 31 each year.
Liquidity and Capital Resources
      Cash generated from operating activities was $392.8 million in 2004 compared with $218.0 million in 2003. The increase in cash from operations in 2004 was primarily from an increase in net income as adjusted for items such as depreciation and amortization, debt refinancing charges, goodwill impairment and the gain on sale of investment. Accounts receivable provided $35.0 million of cash in 2004 compared to a use of $17.0 million in 2003. This change in cash from accounts receivable is primarily due to the impact of Apogent in 2004 and improvements in collections. The decrease in inventories provided $54.6 million of cash in 2004 compared to $37.6 million in 2003. Excluding the rollout of the inventory step up of $82.9 million in 2004 and $18.1 million in 2003, we invested $28.3 million in inventory in 2004 compared to reducing inventories by $19.5 million in 2003. The change in cash relating to inventory in 2004 is primarily due to an increased investment in inventory related to our life sciences entities, increases in inventory due to certain of our integration projects combined with a decrease in inventory levels at certain of our entities in 2003 that did not recur in 2004. Cash generated from operating activities was $218.0 million in 2003 compared with $159.3 million in 2002. The increase in cash from operations in 2003 was related primarily to an increase in net income and continued improvements in working capital management, partially offset by an increase of approximately $33 million in contributions to our pension plan and supplemental nonqualified executive retirement program.
      We used $407.0 million of cash for investing activities in 2004 compared with $766.4 million in 2003. The decrease in cash used in 2004 is primarily due to a decrease in cash used for acquisitions. In 2004, we acquired Oxoid and Dharmacon for cash and merged with Apogent in a stock-for-stock transaction. The cash acquired from the merger with Apogent is shown as a reduction in cash used for acquisitions in 2004. In 2003, we acquired Perbio for cash. In addition, included in other investing activities is $26 million of proceeds from the liquidation of our investment in ProcureNet in 2004 and a $15.7 million use of cash in 2003 to purchase options to hedge foreign currency exposures related to the Perbio acquisition. Significant capital expenditures in 2004 included facility expansions at our clinical services business and Perbio entities and construction of a manufacturing facility in Mexico for our lab workstations unit. We expect capital spending to increase in 2005 to approximately $155 million which will include completion of the aforementioned facility expansions in 2004, additional expansions related to the integration of select manufacturing operations and the transfer of production to lower-cost facilities. We used $766.4 million of cash for investing activities in 2003 compared with $105.4 million in 2002. The increase in cash used in investing activities is primarily attributable to the acquisition of Perbio and continued capital spending for our chemical manufacturing capabilities, our west coast warehouse that opened late in 2003 and spending associated with Perbio facility expansions.
      Financing activities provided $83.2 million of cash in 2004 compared with $583.7 million of cash in 2003. The significant financing activities during 2004 and 2003 are discussed below.
      During 2004 we completed the following significant financing transactions:

•	On March 3, 2004, we sold $300 million of our 3.25% Convertible Senior Subordinated Notes due 2024 and on March 23, 2004 sold an additional $30 million principal amount upon exercise of the over-allotment option by the initial purchasers of the notes.

•	On March 31, 2004, we retired $80 million of bank debt outstanding under our term loan facility reducing the then outstanding balance to $360 million.

•	On August 3, 2004, we issued and sold pursuant to Rule 144A $300 million of our 6 3/4% Senior Subordinated Notes due 2014. We used the proceeds from this offering to repay Apogent’s 6 1/2% Senior Subordinated Notes due 2013.
      In connection with the Apogent merger, we engaged in the following financing transactions:

•	We entered into a new credit facility (the “New Credit Facility”) to replace our existing credit facility, to pay off other existing indebtedness (including indebtedness of our subsidiaries), to provide working capital and for general corporate purposes. The New Credit Facility consists of (i) a $500 million revolving credit facility (the “New Revolving Credit Facility”) and (ii) a $700 million term loan facility (the “New Term Facility”) in three tranches: (a) a $250 million tranche (“Tranche A-1”), (b) a $300 million tranche (“Tranche A-2”) and (c) a $150 million tranche (“Tranche B”). In addition, we have the ability, upon satisfaction of certain conditions, to request incremental term loans from the lenders under the New Credit Facility. The Tranche A-2 loan was unfunded at the closing of the New Credit Facility and the lenders’ commitment to fund the Tranche A-2 loan was originally scheduled to expire on December 31, 2004. On December 29, 2004, we amended the New Credit Facility to extend the term of this commitment through December 31, 2005 and lower the interest rate on commitments and borrowings under the New Credit Facility.

•	Our wholly owned subsidiary, Apogent, completed an exchange offer for its $345 million aggregate principal amount of Floating Rate Senior Convertible Contingent Debt Securities due 2033 (the “Floating Rate CODES”). The exchange offer for the Floating Rate CODES aligned the conversion terms of Apogent’s convertible debt with Fisher’s currently outstanding convertible debt. 99.9 percent of the outstanding principal amount of the Floating Rate CODES were tendered for exchange with a like principal amount of Floating Rate Convertible Senior Debentures and an exchange fee of 0.50 percent of the principal amount of the securities tendered was paid. In addition, Apogent paid a consent fee of 0.60 percent to not register the notes as required per the original registration rights agreement. Neither Fisher nor Apogent received any proceeds from the issuance of the new debentures in the exchange offer.

•	Our wholly owned subsidiary, Apogent, completed an exchange offer for its $300 million aggregate principal amount of 2.25% Senior Convertible Contingent Debt Securities due 2021 (the “2.25% CODES”). The exchange offer for the 2.25% CODES aligned the conversion terms of Apogent’s convertible debt with Fisher’s currently outstanding convertible debt. 99.6 percent of the outstanding principal amount of the 2.25% CODES were tendered for exchange with a like principal amount of

2.25% Convertible Senior Debentures and an exchange fee of 0.50 percent of the principal amount of the securities tendered was paid. Neither Fisher nor Apogent received any proceeds from the issuance of the new debentures in the exchange offer.

•	Concurrently with the two exchange offers, Fisher’s wholly owned subsidiary, Apogent, completed a cash tender offer for the $250 million aggregate principal amount of the 6 1/2% Senior Subordinated Notes due 2013. Apogent accepted for payment $249.6 million aggregate principal amount representing 99.8 percent of the outstanding principal amount of the 6 1/2% Senior Subordinated Notes due 2013. A concurrent consent solicitation amended the indenture for any notes that remained outstanding to eliminate restrictive covenants in that indenture. The purchase price for notes that were tendered and for which a consent was given was $1,107.50 in cash per $1,000 principal amount, plus accrued and unpaid interest.

•	On September 20, 2004, our wholly owned subsidiary, Apogent, issued a notice of redemption for approximately $298.8 million of the 2.25% Convertible Senior Debentures and approximately $1.0 million of the 2.25% CODES for cash at a price equal to 100 percent of the principal amount plus accrued and unpaid interest and contingent interest, as defined in the indentures. Noteholders had the option of converting their notes until October 18, 2004. Approximately $295.7 million of the notes were converted and settled in cash. Notes that were not converted were redeemed on October 20, 2004.

      During 2003, we completed the following significant financing transactions:

•	On January 14, 2003, we sold $200 million of our 8 1/8% senior subordinated notes due 2012.

•	In January and November 2003, we redeemed $149.2 million of our 7 1/8% senior notes due 2005.

•	In February and March 2003, we redeemed $600 million of our 9% senior subordinated notes due 2008.

•	On July 7, 2003, we sold $300 million of our 2.50% convertible senior notes due 2023.

•	In August and November 2003, we sold $300 million of our 8% senior subordinated notes due 2013.

•	On September 30, 2003, we sold 6,634,526 shares of our common stock for proceeds of $260.6 million, net of underwriters’ discounts and offering costs.

•	On November 24, 2003, we redeemed $46 million of our outstanding 8 1/8% senior subordinated notes due 2012.

•	On December 3, 2003, we amended our senior credit facility to create a $440 million term loan facility that refinanced the outstanding term loan facility at a lower interest rate.
      In April 2003, the Company entered into various fixed interest rate swaps to hedge a portion of the variability of cash flows related to changes in interest rates on bank borrowings of variable rate debt obligations. The interest rate swaps have a notional value of $200 million and expire at various dates between March 2008 and March 2010.
      Financing activities used $94.6 million of cash in 2002. The use of cash in 2002 was primarily related to the repayment of bank term debt totaling $211.3 million which was retired using proceeds from the issuance of $150 million of 8 1/8% senior subordinated notes in April 2002, proceeds from our accounts receivable securitization facility and cash on hand.

      The following table sets forth our capitalization as of December 31, 2004 and December 31, 2003. You should read this table along with our financial statements and related notes included elsewhere herein.

	2004	2003

Revolving Credit Facility(1)	$—	$—
Term Facility	393.0	—
Prior credit facility	—	440.0
Other Debt	60.8	36.6
2.50% Convertible Senior Notes	300.0	300.0
Floating Rate Convertible Senior Debentures	344.6	—
3.25% Convertible Senior Subordinated Notes	330.0	—
8 1/8% Senior Subordinated Notes	309.9	310.4
8% Senior Subordinated Notes	310.3	311.1
6 3/4% Senior Subordinated Notes	300.0	—

Total Debt	2,348.6	1,398.1
Stockholders’ Equity	3,870.0	575.4

Total Capitalization	$6,218.6	$1,973.5

(1)	Our revolving credit commitments are $500.0 million. As of December 31, 2004, approximately $38.1 million of this facility was utilized for letters of credit outstanding.
      As of December 31, 2004, we had the ability to borrow an aggregate of $969.2 million under our accounts receivable securitization facility, revolving credit facility and term facility.
      The following table summarizes maturities for our significant financial obligations from continuing operations as of December 31, 2004 (in millions):

	Payments Due by Period

		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Debt, including short-term debt(a)	$2,309.6	$36.3	$54.5	$187.8	$2,031.0
Capital lease obligations	22.8	3.1	5.8	5.9	8.0
Operating leases	243.1	46.3	76.6	53.9	66.3
Unconditional purchase obligations(b)	3.4	2.2	1.2	0.0	—
Other long-term liabilities reflected on the balance sheet(c)	2.7	0.6	1.5	0.4	0.2

Total contractual obligations	$2,581.6	$88.5	$139.6	$248.0	$2,105.5

(a)	Amounts represent the expected cash payments for our debt and do not include any unamortized discounts or premiums and deferred issuance costs.

(b)	Unconditional purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable at anytime without penalty.

(c)	Includes only long-term liabilities where both the timing and amount of payment streams are known.
      In addition to the contractual obligations noted above, the Company has outstanding standby letters of credit totaling $38.1 million expiring over the next year.
      We expect to satisfy our short-term funding requirements from operating cash flow, together with cash and cash equivalents on hand or available through our accounts receivable securitization facility and revolving credit facility. A change in demand for the Company’s goods and services would reduce free operating cash flow available to fund our operations. If such a decrease in demand were significant and free operating cash flow were reduced significantly, we could utilize the receivables securitization facility (see “Item 8 — Financial Statements and Supplementary Data — Note 4 Accounts Receivable”) to the extent that we have qualified receivables to sell through the facility. We believe that these funding sources are sufficient to meet our ongoing operating, capital expenditure and debt service requirements for at least the next twelve months. Cash requirements for periods beyond the next twelve months depend on our profitability, our ability to manage working capital requirements and our growth rate. We may seek to raise additional funds from public or private debt or equity financings, or from other sources for general corporate purposes or for the acquisition of businesses or products. There can be no assurance that additional funds will be available at all or that, if available, will be obtained at terms favorable to us. Additional financing could also be dilutive to earnings per share.
Description of Indebtedness
      The following is a summary of the pricing, maturity, ratings and collateral of our indebtedness, including our accounts receivable securitization facility, followed by more detailed descriptions:

			First
Instrument	Pricing	Maturity	Put Date	Ratings	Collateral

Receivables Securitization Facility	CP+60	2008	Not applicable	Not applicable	Select accounts receivable
Revolving Credit Facility	LIBOR+100	2009	Not applicable	Ba2/BBB	Stock of material direct subsidiaries
Term Facility(a)	LIBOR+100/150	2009/2011	Not applicable	Ba2/BBB	Stock of material direct subsidiaries
Other Debt	Various	Various	Not applicable	Not applicable	Various
2.50% Convertible Senior Notes	2.500%	2023	2010	Ba2/BBB-	Unsecured
Floating Rate Convertible Senior Debentures	LIBOR-125	2033	2008	Ba2/BBB-	Unsecured
3.25% Convertible Senior Subordinated Notes	3.250%	2024	2011	Ba3/BB+	Unsecured
8 1/8% Senior Subordinated Notes	8.125%	2012	Not applicable	Ba3/BB+	Unsecured
8% Senior Subordinated Notes	8.000%	2013	Not applicable	Ba3/BB+	Unsecured
6 3/4% Senior Subordinated Notes	6.750%	2014	Not applicable	Ba3/BB+	Unsecured

(a)	The Tranche A-1 term loan currently bears interest at LIBOR + 100 and matures in 2009 and the Tranch B term loan bears interest at LIBOR + 150 and matures in 2011.
      Our New Credit Facility requires us to meet certain financial ratio covenants, including among others, a maximum consolidated leverage ratio, a maximum senior leverage ratio and a minimum consolidated interest coverage ratio. As of December 31, 2004, we were in compliance with all covenants under our New Credit Facility.

Securitization Facility
      On February 12, 2004, we entered into a 365-day receivables securitization facility and on February 4, 2005, we entered into a new three-year receivables securitization facility (the “Receivables Securitization”). The following summary is a description of the material provisions of the relevant agreements. A copy of such agreements are filed as exhibits to the Annual Report on Form 10-K, and the following summary is qualified in its entirety by reference to them.
      The Receivables Securitization provides for the sale, on a revolving basis, of all of the accounts receivable of Fisher Scientific Company L.L.C., Cole-Parmer Instrument Company, Fisher Clinical Services Inc., and

Fisher Hamilton L.L.C. to FSI Receivables Company LLC (“FSI”), a special purpose, bankruptcy remote indirect wholly owned subsidiary of the Company. In connection with the Receivables Securitization, FSI and Fisher, as servicer, entered into a receivables transfer agreement with certain financial institutions, which provides for the transfer on a revolving basis of an undivided percentage ownership interest in a designated pool of accounts receivable up to a maximum amount of $225 million to be funded in cash from time to time to FSI. Under the terms of the Receivables Securitization, the originators retain collection and administrative responsibilities for the receivables in the pool. The effective funded interest rate on the three-year Receivables Securitization is approximately commercial paper rate plus a usage fee of 60 basis points. The unfunded annual commitment fee is 30 basis points.

Credit Facility
      On August 2, 2004, we entered into the New Credit Facility to replace our prior credit facility, to pay off other existing indebtedness (including indebtedness of our subsidiaries), to provide working capital and for general corporate purposes. The New Credit Facility consists of (i) a $500 million New Revolving Credit Facility and (ii) a $700 million New Term Facility in three tranches: (a) a $250 million Tranche A-1, (b) a $300 million Tranche A-2 and (c) a $150 million Tranche B. In addition, we have the ability, upon satisfaction of certain conditions, to request incremental term loans from the lenders under the New Credit Facility. The Tranche A-2 loan was unfunded at the closing of the New Credit Facility and the lenders’ commitment to fund the Tranche A-2 loan was originally scheduled to expire on December 31, 2004. On December 29, 2004, we amended the New Credit Facility to extend the term of this $300 million commitment through December 31, 2005 and lower the interest rate on commitments and borrowings under the New Credit Facility.
      As of December 31, 2004 the Tranche A-2 loan was unfunded, and approximately $38.1 million of the New Revolving Credit Facility was utilized for letters of credit outstanding. There were no other borrowings outstanding under the New Revolving Credit Facility as of December 31, 2004.
      Bank of America, N.A. is the Administrative Agent for the syndicate of lenders providing the New Credit Facility; Banc of America Securities LLC and Deutsche Bank Securities Inc. are Joint Lead Arrangers; Bank of America Securities LLC, Deutsche Bank Securities Inc. and Credit Suisse First Boston, acting through its Cayman Islands Branch or one of its affiliates, are Joint Book Managers; and Deutsche Bank Securities Inc., Credit Suisse First Boston, acting through its Cayman Islands Branch or one of its affiliates, ABN AMRO Bank, N.V. and Merrill Lynch Capital Corporation are Co-Syndication and Co-Documentation Agents.
      The loans under the New Revolving Credit Facility, the Tranche A-1 loan and the Tranche A-2 loan bear interest at our election at either (a) LIBOR plus a margin of between 0.625% and 1.50% per annum or (b) Prime Rate (or if it is greater, Federal Funds Rate plus 0.500%) plus a margin of between 0.000% and 0.500%, depending in each case on our ratings. The Tranche B loan bears interest at our election at either (a) LIBOR plus a margin of 1.500% or 1.750% per annum or (b) Prime Rate (or if it is greater, Federal Funds Rate plus 0.500%) plus a margin of 0.500% or 0.750%, depending in each case on our ratings. Commitment fees are payable on the unborrowed amounts of the New Revolving Credit Facility at a rate of between 0.175% and 0.375% per annum depending on the Company’s credit ratings, while such commitments remain outstanding. Commitment fees are payable on the unborrowed amount of the Tranche A-2 loan at a rate of 0.250% per annum, while such commitment remains outstanding. As of December 31, 2004, $461.9 million of borrowings were available under the New Revolving Credit Facility.
      The New Revolving Credit Facility includes a sub-limit for the issuance of letters of credit and a sub-limit for the issuance of local currency loans. Letters of credit and local currency loans outstanding will reduce the availability of the New Revolving Credit Facility. The New Credit Facility permits borrowers to be designated in the future to borrow loans designated in their local currencies from individual lenders thereunder, either on a negotiated basis or through a competitive bidding process. Negotiated local currency loans bear interest at the negotiated rate and loans obtained pursuant to a competitive bidding process bear interest at a rate equal either to (a) LIBOR for the specified currency plus a margin specified by the applicable lender or (b) a fixed rate specified by such lender.

      Interest based on the Prime Rate is payable quarterly in arrears and interest based on LIBOR is payable in arrears at the earlier of (i) the end of the applicable interest period and (ii) every three months after the first day of the relevant interest period. Borrowings bearing interest at a rate determined by reference to LIBOR are available in one, two, three- or six-month interest periods, or in the case of certain competitive local currency loans, nine-month interest periods.
      The commitments under the New Revolving Credit Facility expire, and the loans outstanding thereunder mature, on August 2, 2009. With respect to the Tranche A-1 loan, we are required to make quarterly repayments of principal equal to approximately $3.1 million from September 30, 2004 through June 30, 2005; approximately $4.4 million from September 30, 2005 through June 30, 2006; approximately $6.3 million from September 30, 2006 through June 30, 2008; and $42.5 million from September 30, 2008 through March 31, 2009 and on the maturity date of the Tranche A-1 loan, August 2, 2009. With respect to the Tranche B loan, we are required to make quarterly repayments of principal equal to approximately $0.4 million from September 30, 2004 through June 30, 2010 and approximately $35.3 million from September 30, 2010 through March 31, 2011 and on the maturity date of the Tranche B loan, August 2, 2011.
      Our obligations under the New Credit Facility are secured by a pledge of the stock or other ownership interests of our material domestic subsidiaries and 65% of the stock or other ownership interests of our material foreign subsidiaries. Our obligations under the New Credit Facility are guaranteed by all of our material domestic subsidiaries (excluding FSI Receivables Company LLC and any material domestic subsidiaries of Apogent), and these guarantees are secured by a pledge of the stock or other ownership interests of their material domestic subsidiaries and 65% of the stock or other ownership interests of their material foreign subsidiaries.
      The New Credit Facility requires us to meet the following financial tests on the last day of each fiscal quarter:
      Consolidated Interest Expense Coverage Ratio. We cannot permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters, to be less than a ratio of 3.00 to 1.00.
      Total Leverage Ratio. We cannot permit the ratio of (a) Consolidated Funded Indebtedness as of the last day of any fiscal quarter to (b) Consolidated EBITDA for the most recent four consecutive fiscal quarters ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio

January 1, 2005 through December 31, 2005	4.25 to 1.00
Thereafter	3.75 to 1.00
      Senior Leverage Ratio. We cannot permit the ratio of (a) Consolidated Funded Indebtedness (excluding Subordinated Indebtedness) as of the last day of any fiscal quarter to (b) Consolidated EBITDA for the most recent four consecutive fiscal quarters ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio

January 1, 2005 through December 31, 2005	3.25 to 1.00
Thereafter	3.00 to 1.00
      The New Credit Facility contains additional covenants, including restrictions on our ability and our subsidiaries’ ability to take certain actions such as (a) incurring more indebtedness, (b) granting liens, (c) making loans and investments, as well as prohibitions on the payment of dividends to, or the repurchase or redemption of stock from our shareholders, (d) the sale or transfer of assets, (e) mergers, acquisitions and other business combinations, (f) voluntary prepayment of certain debt of the Company or its subsidiaries, (g) transactions with affiliates and (h) other matters customarily restricted in such credit facilities. Pursuant to the terms of the New Credit Facility, and subject to applicable grace periods, in certain circumstances, a default will occur upon the non-payment of principal or interest when due under the New Credit Facility or upon the non-fulfillment of the covenants described above, or upon the occurrence of certain changes in control of the ownership of the Company or of any of various other events described therein. If such a default occurs, the lenders under the New Credit Facility will be entitled to accelerate the amounts due under the New Credit Facility and may require all such amounts to be immediately paid in full. The lenders under the New Credit Facility may also take all remedies permitted to be taken by a secured creditor under the security documents entered into to secure the New Credit Facility and the Uniform Commercial Code.

2.50% Convertible Senior Notes due 2023
      On July 7, 2003, we sold in a private offering $300 million principal amount of our 2.50% convertible senior notes due 2023. We filed, and on January  6, 2004 caused to become effective, a shelf registration statement with respect to the resale of these notes and the sale of the shares of common stock issuable upon conversion of these notes.
      The following summary is a description of the material provisions of the indenture, dated July 7, 2003, by and between us and J.P. Morgan Trust Company, National Association as trustee, for such notes. It does not restate the indenture in its entirety. A copy of the indenture is filed as an exhibit to the Annual Report on Form 10-K, and the following summary is qualified in its entirety by reference to it.
      Interest on the notes is payable on April 1 and October 1 of each year. The notes mature on October 1, 2023. The notes may be converted into shares of our common stock (unless earlier redeemed or repurchased by us) under the following circumstances: (1) note holders may convert their notes in a conversion period (defined as the period from and including the eleventh trading day in a fiscal quarter to, but excluding, the eleventh trading day of the following quarter) on any date on or prior to October 1, 2018, if the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of such conversion period was more than 120% of the then current conversion price; (2) if, on any date after October 1, 2018, the closing sale price of our common stock is more than 120% of the then current conversion price, then note holders will have such conversion right at all times thereafter; (3) we have called the notes for redemption; (4) we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution; (5) we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution; (6) during any period in which the credit rating of the notes assigned by Moody’s is Caa1 or lower and by Standard & Poor’s is CCC+ or lower, or neither Moody’s (or its successors) nor Standard & Poor’s (or its successors) continues to rate the notes; or (7) if we are party to a consolidation or merger pursuant to which our common stock would be converted into cash or property other than securities. Note holders may also convert their notes into shares of our common stock for the five business day period after any five consecutive trading day period in which the average trading price for the notes was less than 97% of the average conversion value for the notes during that period.
      Upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. It is our current intention to satisfy our obligation upon a conversion of the notes first, in cash, in an amount equal to the principal amount of the notes converted and second, in shares of our common stock, to satisfy the remainder, if any, of our conversion obligation. Our ability to deliver cash at the time of conversion will be subject to many factors, including the amount of cash we have available to us, whether the agreements governing our indebtedness would permit such a cash settlement, our then existing cash needs, and other factors. The initial conversion rate is 21.0686 shares of common stock per each $1,000 principal amount of notes. This is equivalent to an initial conversion price of $47.46 per share.
      On or after October 2, 2010, we have the option to redeem all or a portion of the notes that have not been previously converted or repurchased at a redemption price of 100% of the principal amount plus accrued interest and liquidated damages owed, if any, to the redemption date. Note holders have the option, subject to certain conditions, to require us to repurchase any notes held by them on October 1, 2010, October 1, 2015 and October 1, 2020, or upon a change of control, at prices equal to 100% of the principal amount of the notes plus accrued interest and liquidated damages owed, if any, to the date of repurchase. A change of control will be deemed not to have occurred if the sale price of our common stock exceeds specified levels for specified periods or if the consideration received in such change of control is freely tradable stock and the notes become convertible into that stock. We must pay the repurchase price for any notes repurchased on October 1, 2010 in cash. We may choose to pay the repurchase price for any notes repurchased on October 1, 2015 or October 1, 2020 in cash, shares of our common stock, or a combination of cash and shares of our common stock; provided, however, that we may, at our sole discretion, terminate at any time our right to pay all or a portion of the repurchase price on either of these dates in shares of our common stock. If we elect to pay note holders in common stock or a combination of cash and common stock, our common stock will be valued at 95% of the average closing sale price for the five trading days ending on the third trading day preceding the applicable purchase date.

Floating Rate Convertible Senior Debentures
      On August 3, 2004, our wholly owned subsidiary, Apogent, completed an exchange offer for its $345 million aggregate principal amount of the Floating Rate CODES. The exchange offer for the Floating Rate CODES aligned the conversion terms of Apogent’s convertible debt with Fisher’s currently outstanding convertible debt. 99.9 percent of the outstanding principal amount of the Floating Rate CODES were tendered for exchange with a like principal amount of Floating Rate Convertible Senior Debentures and an exchange fee of 0.50 percent of the principal amount of the securities tendered was paid. In addition, Apogent paid a consent fee of 0.60 percent to not register the notes as required per the original registration rights agreement. Neither Fisher nor Apogent received any proceeds from the issuance of the new debentures in the exchange offer.
      The following summary is a description of the material provisions of the indenture, dated August 3, 2004, by and between us, Apogent Technologies Inc. and The Bank of New York, as trustee, for such notes. It does not restate the indenture in its entirety. A copy of the indenture is filed as an exhibit to the Annual Report on Form 10-K, and the following summary is qualified in its entirety by reference to it.
      In connection with the exchange offer, we agreed to provide a senior unsecured guarantee of the Floating Rate Convertible Senior Debentures upon the earlier of (1) the date that Apogent’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) were terminated or suspended or (2) February 23, 2010. Apogent ceased to be subject to reporting requirements under the Exchange Act following Apogent’s year end of September 30, 2004 and pursuant to our senior unsecured guaranty, the notes are guaranteed by Fisher.
      Interest on the notes is payable on March 15, June 15, September 15 and December 15 of each year, at an annual rate of LIBOR minus 1.25%. In addition, under certain circumstances additional amounts of contingent interest will be payable commencing with the quarterly interest period beginning December 15, 2009. The notes mature on December 15, 2033. The notes may be converted into shares of our common stock (unless earlier redeemed or repurchased by us) under the following circumstances: (1) note holders may convert their notes during any fiscal quarter if the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the last day of the preceding fiscal quarter was more than 130% of the then current conversion price; (2) we have called the notes for redemption; (3) we distribute to all or substantially all holders of our common stock rights entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution; (4) we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or certain rights to purchase its securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the day preceding the declaration for such distribution; (5) during any period in which (a) the credit rating of the notes assigned by Moody’s is below B3 or by Standard & Poor’s is below B-, (b) the credit rating assigned to the notes is suspended or withdrawn by either rating agency or (c) neither agency continues to rate the notes; (6) if we are party to a consolidation or merger pursuant to which our common stock would be converted into cash, securities or other property; or (7) a change of control occurs, but holders do not have the right to require Apogent to repurchase the notes because the sale price of our common stock exceeds specified levels for specified periods or because the consideration received in such change of control is freely tradable stock and the notes become convertible into that stock.

Note holders may also convert their notes into shares of our common stock on or before December 15, 2028, for the five business day period after any five consecutive trading day period in which the average trading price for the notes, as determined following a request by a holder to make a determination, was less than 97% of the average conversion value for the notes during that period.
      Upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. It is our current intention to satisfy our obligation upon a conversion of the notes first, in cash, in an amount equal to the principal amount of the notes converted and second, in shares of our common stock, to satisfy the remainder, if any, of our conversion obligation. Our ability to deliver cash at the time of conversion will be subject to many factors, including the amount of cash we have available to us, whether the agreements governing our indebtedness would permit such a cash settlement, our then existing cash needs, and other factors. The initial conversion rate is 16.9233 shares of common stock per each $1,000 principal amount of notes. This is equivalent to an initial conversion price of $59.09 per share.
      On or after March 15, 2010, we have the option to redeem all or a portion of the notes that have not been previously converted or repurchased at a redemption price of 100% of the principal amount plus accrued interest to the redemption date. Note holders have the option, subject to certain conditions, to require us to repurchase any notes held by them on December 15, 2008, March 15, 2010, December 15, 2014, December 15, 2019, December 15, 2024, December 15, 2029, or upon a change of control, at prices equal to 100% of the principal amount of the notes plus accrued interest to the date of purchase. A change of control will be deemed not to have occurred if the sale price of our common stock exceeds specified levels for specified periods or if the consideration received in such change of control is freely tradable stock and the notes become convertible into that stock.

3.25% Convertible Senior Subordinated Notes due 2024
      On March 3, 2004, we issued and sold $300 million principal amount of our 3.25% convertible senior subordinated notes due March 1, 2024. On March 23, 2004, we sold an additional $30 million principal amount of these notes due to the exercise of the over-allotment option by the underwriters. We sold these notes under a “shelf” registration statement dated September 3, 2003 pursuant to which we may issue and sell up to $750 million of our debt and equity securities.
      The following summary is a description of the material provisions of the supplemental indenture, dated March 3, 2004, by and between us and J.P. Morgan Trust Company, National Association, as trustee, for such notes. It does not restate the supplemental indenture in its entirety. A copy of the supplemental indenture is filed as an exhibit to the Annual Report on Form 10-K, and the following summary is qualified in its entirety by reference to it.
      Interest on the notes is payable on March 1 and September 1 of each year. The notes mature on March 1, 2024. The notes may be converted into shares of our common stock (unless earlier redeemed or repurchased by us) under the following circumstances: (1) note holders may convert their notes in a conversion period (defined as the period from and including the eleventh trading day in a fiscal quarter to, but excluding, the eleventh trading day of the following quarter) on any date on or prior to March 1, 2019, if the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of such conversion period was more than 120% of the then current conversion price; (2) if, on any date after March 1, 2019, the closing sale price of our common stock is more than 120% of the then current conversion price, then note holders will have such conversion right at all times thereafter; (3) we have called the notes for redemption; (4) we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution; (5) we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution; (6) during any period in which the credit rating of the notes assigned by Moody’s is Caa2 or lower and by Standard & Poor’s is CCC or lower, or neither Moody’s (or its successors) nor Standard & Poor’s (or its successors) continues to rate the notes or (7) if we are party to a consolidation or merger pursuant to which our common stock would be converted into cash or property other than securities. Note holders may also convert their notes into shares of our common stock for the five business day period after any five consecutive trading day period in which the average trading price for the notes was less than 97% of the average conversion value for the notes during that period.
      Upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. It is our current intention to satisfy our obligation upon a conversion of the notes first, in cash, in an amount equal to the principal amount of the notes converted and second, in shares of our common stock, to satisfy the remainder, if any, of our conversion obligation. Our ability to deliver cash at the time of conversion will be subject to many factors, including the amount of cash we have available to us, whether the agreements governing our indebtedness would permit such a cash settlement, our then existing cash needs, and other factors. The initial conversion rate is 12.4378 shares of common stock per each $1,000 principal amount of notes. This is equivalent to an initial conversion price of $80.40 per share.
      On or after March 2, 2011, we have the option to redeem all or a portion of the notes that have not been previously converted or repurchased at a redemption price of 100% of the principal amount plus accrued interest to the redemption date. Note holders have the option, subject to certain conditions, to require us to repurchase any notes held by them on March 1, 2011, March 1, 2016 and March 1, 2021, or upon a change of control, at prices equal to 100% of the principal amount of the notes plus accrued interest to the date of repurchase. A change of control will be deemed not to have occurred if the sale price of our common stock exceeds specified levels for specified periods or if the consideration received in such change of control is freely tradable stock and the notes become convertible into that stock. We must pay the repurchase price for any notes repurchased on March 1, 2011 in cash. We may choose to pay the repurchase price for any notes repurchased on March 1, 2016 or March 1, 2021 in cash, shares of our common stock, or a combination of cash and shares of our common stock; provided, however, that we may, at our sole discretion, terminate at any time our right to pay all or a portion of the repurchase price on either of these dates in shares of our common stock. If we elect to pay note holders in common stock or a combination of cash and common stock, our common stock will be valued at 95% of the average closing sale price for the five trading days ending on the third trading day preceding the applicable purchase date.
     8 1/8% Senior Subordinated Notes due 2012
      On April 24, 2002, we issued and sold $150 million principal amount of our 8 1/8% senior subordinated notes due 2012, and on January 14, 2003 issued and sold another $200 million of such notes, and on November 24, 2003 redeemed $46 million of such notes. These two series of notes were issued under the same indenture, dated as of April 24, 2002 by and between us and J.P. Morgan Trust Company, National Association as trustee, and are treated as a single class of securities for all purposes.
      The following summary is a description of the material provisions of the indenture. It does not restate the indenture in its entirety. A copy of the indenture is filed as an exhibit to the Annual Report on Form 10-K, and the following summary is qualified in its entirety by reference to it.
      Our 8 1/8% senior subordinated notes mature on May 1, 2012. We pay interest on May 1 and November 1 of each year.
      We will be able to redeem the notes at our option, in whole or in part on a pro rata basis at any time and from time to time, on and after May 1, 2007 at specified redemption prices. Also, on or prior to May 1, 2005, at our option, we may redeem in the aggregate up to 40% of the aggregate principal amount of the notes at a redemption price equal to 108.125% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of one or more equity offerings.
      The notes are unsecured senior subordinated obligations and are subordinated in right of payment to all our existing and future senior debt, including debt under the New Credit Facility, our floating rate convertible senior debentures and our 2.50% convertible senior notes. The notes rank equally in right of payment with our other senior subordinated debt, including our 8% senior subordinated notes due 2013, our 6 3/4% senior subordinated notes due 2014 and our 3.25% convertible senior subordinated notes. The notes are effectively subordinated to any current or future secured indebtedness outstanding.

      If a change of control triggering event occurs, each holder of the notes will have the right to require us to purchase such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of purchase. On and after May 1, 2007, we may exercise our optional redemption right to redeem all or a portion of the notes, at specified redemption prices, even if a change of control has occurred. After May 1, 2010, this redemption price will be lower than the price we have to pay if holders require us to purchase the notes upon the occurrence of a change of control triggering event. If a change of control triggering event occurs, prior to repurchasing the notes, we must first either repay the New Credit Facility or get a waiver or consent from the lenders under the New Credit Facility to repurchase the notes from the note holders. A change of control triggering event is defined as a change of control accompanied by the failure of the notes to be rated investment grade by Moody’s and Standard & Poor’s.
      The indenture restricts our ability and the ability of our restricted subsidiaries to, among other things: (1) incur additional indebtedness; (2) pay dividends or make other distributions in respect of our capital stock; (3) repurchase equity interests or subordinated indebtedness; (4) create certain liens; (5) enter into certain transactions with affiliates; (6) consummate certain asset sales; and (7) merge or consolidate. These covenants are subject to important exceptions and qualifications.
      The indenture pursuant to which the notes have been issued sets forth certain events, the occurrence of which constitute an event of default. An event of default occurs if, among other things, Fisher: (1) fails to pay interest when due for 30 days, (2) fails to pay principal when due, (3) defaults in the performance of a covenant regarding the merger or sale of substantially all assets of Fisher, (4) defaults in the observance or performance of other covenants for 30 days after written notice from the trustee or holders representing 25% or more of the outstanding principal amount of the notes, (5) fails to pay or has accelerated certain other indebtedness aggregating $15 million or more, (6) is subject to one or more unpaid judgments aggregating $15 million or more, or (7) Fisher or one of its significant subsidiaries files for or is otherwise subject to a declaration of bankruptcy.
      Upon the happening of any event of default, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to Fisher and the trustee specifying the respective event of default and that it is a “notice of acceleration”, and the notes shall become immediately due and payable. If an event of default with respect to bankruptcy proceedings of Fisher occurs and is continuing, all notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

8% Senior Subordinated Notes due 2013
      On August 20, 2003, we issued and sold $150 million principal amount of our 8% senior subordinated notes due 2013, and on November 4, 2003 issued and sold another $150 million of such notes. These two series of notes were issued under the same indenture, dated as of August 20, 2003 by and between us and J.P. Morgan Trust Company, National Association as trustee, and are treated as a single class of securities for all purposes.
      The following summary is a description of the material provisions of the indenture. It does not restate the indenture in its entirety. A copy of the indenture is filed as an exhibit to the Annual Report on Form 10-K, and the following summary is qualified in its entirety by reference to it.
      Our 8% senior subordinated notes mature on September 1, 2013. We pay interest on March 1 and September 1 of each year.
      We will be able to redeem the notes at our option, in whole or in part on a pro rata basis at any time and from time to time, on and after September 1, 2008 at specified redemption prices. At any period prior to September 1, 2008, we may redeem the notes at a redemption price of 100% of their principal amount plus a specified make-whole premium. Also, on or prior to September 1, 2006, at our option, we may redeem in the aggregate up to 40% of the aggregate principal amount of the notes at a redemption price equal to 108% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of one or more equity offerings.

      The notes are unsecured senior subordinated obligations and are subordinated in right of payment to all our existing and future senior debt, including debt under the New Credit Facility, our floating rate convertible senior debentures and our 2.50% convertible senior notes. The notes rank equally in right of payment with our other senior subordinated debt, including our 8 1/8% senior subordinated notes due 2012, our 6 3/4% senior subordinated notes due 2014 and our 3.25% convertible senior subordinated notes. The notes are effectively subordinated to any current or future secured indebtedness outstanding.
      If a change of control triggering event occurs, each holder of the notes will have the right to require us to purchase such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of purchase. On and after September 1, 2008, we may exercise our optional redemption right to redeem all or a portion of the notes, at specified redemption prices, even if a change of control has occurred. After September 1, 2011, this redemption price will be lower than the price we have to pay if holders require us to purchase the notes upon the occurrence of a change of control triggering event. If a change of control triggering event occurs, prior to repurchasing the notes, we must first either repay the New Credit Facility or get a waiver or consent from the lenders under the New Credit Facility to repurchase the notes from the note holders. A change of control triggering event is defined as a change of control accompanied by the failure of the notes to be rated investment grade by Moody’s and Standard & Poor’s.
      The indenture restricts our ability and the ability of our restricted subsidiaries to, among other things: (1) incur additional indebtedness; (2) pay dividends or make other distributions in respect of our capital stock; (3) repurchase equity interests or subordinated indebtedness; (4) create certain liens; (5) enter into certain transactions with affiliates; (6) consummate certain asset sales; and (7) merge or consolidate. These covenants are subject to important exceptions and qualifications.
      The indenture pursuant to which the notes have been issued sets forth certain events, the occurrence of which constitutes an event of default. An event of default occurs if, among other things, Fisher: (1) fails to pay interest when due for 30 days, (2) fails to pay principal when due, (3) defaults in the performance of a covenant regarding the merger or sale of substantially all assets of Fisher, (4) defaults in the observance or performance of other covenants for 30 days after written notice from the trustee or holders representing 25% or more of the outstanding principal amount of the notes, (5) fails to pay or has accelerated certain other indebtedness aggregating $25 million or more, (6) is subject to one or more unpaid judgments aggregating $25 million or more, or (7) Fisher or one of its significant subsidiaries files for or is otherwise subject to a declaration of bankruptcy.
      Upon the happening of any event of default, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to Fisher and the trustee specifying the respective event of default and that it is a “notice of acceleration”, and the notes shall become immediately due and payable. If an event of default with respect to bankruptcy proceedings of Fisher occurs and is continuing, all notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

6 3/4% Senior Subordinated Notes due 2014
      On August 3, 2004, we issued and sold $300 million principal amount of our 6 3/4% senior subordinated notes due 2014. The following summary is a description of the material provisions of the indenture dated August 3, 2004, by and between us and The Bank of New York, as trustee, for such notes. It does not restate the indenture in its entirety. A copy of the indenture is filed as an exhibit to the Annual Report on Form 10-K, and the following summary is qualified in its entirety by reference to it.
      Our 6 3/4% senior subordinated notes mature on August 15, 2014. We pay interest on February 15 and August 15 of each year.
      We will be able to redeem the notes at our option, in whole or in part on a pro rata basis at any time and from time to time, on and after August 15, 2009 at specified redemption prices. At any period prior to August 15, 2009, we may redeem the notes at a redemption price of 100% of their principal amount plus a specified make-whole premium. Also, on or prior to August 15, 2007, at our option, we may redeem in the aggregate up to 40% of the aggregate principal amount of the notes at a redemption price equal to 106.75% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of one or more equity offerings.
      The notes are unsecured senior subordinated obligations and are subordinated in right of payment to all our existing and future senior debt, including debt under the New Credit Facility, our floating rate convertible senior debentures and our 2.50% convertible senior notes. The notes rank equally in right of payment with our other senior subordinated debt, including our 8 1/8% senior subordinated notes due 2012, our 8% senior subordinated notes due 2013 and our 3.25% convertible senior subordinated notes. The notes are effectively subordinated to any current or future secured indebtedness outstanding.
      If a change of control triggering event occurs, each holder of the notes will have the right to require us to purchase such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of purchase. On and after August 15, 2009, we may exercise our optional redemption rights to redeem all or a portion of the notes, at specified redemption prices, even if a change of control has occurred. After August 15, 2012, this redemption price will be lower than the price we have to pay if holders require us to purchase the notes upon the occurrence of a change of control triggering event. If a change of control triggering event occurs, prior to repurchasing the notes, we must first either repay the New Credit Facility or get a waiver or consent from the lenders under the New Credit Facility to repurchase the notes from the note holders. A change of control triggering event is defined as a change of control accompanied by the failure of the notes to be rated investment grade by Moody’s and Standard & Poor’s.
      The indenture restricts our ability and the ability of our restricted subsidiaries to, among other things: (1) incur additional indebtedness; (2) pay dividends or make other distributions in respect of its capital stock; (3) repurchase equity interest or subordinated indebtedness; (4) create certain liens; (5) enter into certain transactions with affiliates; (6) consummate certain asset sales; and (7) merge or consolidate. These covenants are subject to important exceptions and qualifications.
      The indenture pursuant to which the notes have been issued sets forth certain events, the occurrence of which constitutes an event of default. An event of default occurs if, among other things, Fisher: (1) fails to pay interest when due for 30 days, (2) fails to pay principal when due, (3) defaults in the performance of a covenant regarding the merger or sale of substantially all assets of Fisher, (4) defaults in the observance or performance of other covenants for 30 days after written notice from the trustee or holders representing 25% or more of the outstanding principal amount of the notes, (5) fails to pay or has accelerated certain other indebtedness aggregating $40 million or more, (6) is subject to one or more unpaid judgments aggregating $40 million or more, or (7) Fisher or one of its significant subsidiaries files for or is otherwise subject to a declaration of bankruptcy.
      Upon the happening of any event of default, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to Fisher and the trustee specifying the respective event of default and that it is a “notice of acceleration”, and the notes shall become immediately due and payable. If an event of default with respect to bankruptcy proceedings of Fisher occurs and is continuing, all notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.
Critical Accounting Policies
      The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments. Those estimates and assumptions are based on our historical experience, our observance of trends in the industry, and various other factors that are believed to be reasonable under the circumstances and form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
      Our significant accounting policies are described in “Item 8 — Financial Statements and Supplementary Data — Note 2 — Summary of Significant Accounting Policies” and are herein incorporated by reference. We believe the critical accounting policies discussed below are those most important for an understanding of our financial condition and results of operations.
      Revenue Recognition — we record product revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss have been transferred to the customer and collectibility of the resulting receivable is reasonably assured. Risk of loss is generally transferred to the customer upon delivery. Products are typically delivered without significant post-sale obligations to customers. When significant post-sale obligations exist, revenue recognition is deferred until the obligations are satisfied. We record reductions to revenue for estimated returns. Should a greater number of products be returned to us, additional reductions to revenue may be required. We also provide for the estimated cost of product warranties at the time revenue is recognized. Although our facilities undergo quality assurance and testing procedures throughout the production process and we monitor our suppliers for Fisher branded products, our warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Although our actual product returns and warranty costs have not historically fluctuated, should actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability may be required. Pharmaceutical outsourcing service revenues, which can consist of specialized packaging, warehousing and distribution of products, and arrangements with multiple elements, are recognized as each of the elements are provided. The Company recognizes revenue for each element based on the fair value of the element provided, which has been determined by referencing historical pricing policies when the element is sold separately.
      Business Combinations — assumptions and estimates are used in determining the fair value of assets acquired and liabilities assumed in a business combination. A significant portion of the purchase price in many of our acquisitions is assigned to intangible assets that require management to use significant judgment in determining fair value. We utilize third-party valuation experts for this process. In addition, current and future amortization expense for such intangibles is impacted by purchase price allocations as well as the assessment of estimated useful lives of such intangibles, excluding goodwill. We believe the assets recorded and the useful lives established are appropriate based upon current facts and circumstances.
      Goodwill — we perform an evaluation of whether goodwill is impaired annually or when events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Fair value is determined using a combination of discounted cash flow and multiple of earnings valuation techniques. Our estimates are based upon historical trends, management’s knowledge and experience, and overall economic factors. While we believe our estimates are reasonable, different assumptions regarding items such as future cash flows and volatility in the markets we serve could affect our evaluations and result in write-downs to the carrying amount of our goodwill. We perform our annual test of goodwill impairment as of October 31 of each year. We recorded an impairment charge of $64.9 million on a separate line in the statement of operations for the year ended December 31, 2004. There was no impairment of goodwill recorded in 2003 or 2002 based upon our annual impairment test.
      Pension Plans — we have defined benefit pension plans covering a significant number of domestic and international employees. Accounting for these plans requires the use of assumptions, including estimates on the expected long-term rate of return on assets, discount rates and the average rate of increase in employee compensation. In order to make informed assumptions, management consults with actuaries and reviews public market data and general economic information. A majority of our plans’ benefit obligations and assets relate to our U.S.-based plans, which returned a gain of approximately 10% on plan assets for 2004 and generated a ten-year weighted-average return on plan assets of approximately 10%. A 50 basis point change in the assumption of our expected long-term rate of return on plan assets for our U.S.-based plans would result in a change in our pension cost of approximately $1.4 million. A 50 basis point change in the assumption of our discount rate for our U.S.-based plan would result in a change in our benefit obligation of approximately

$28 million. We continually assess these assumptions based on market conditions, and if those conditions change, our pension cost and pension obligation may be adjusted accordingly.
      Convertible Notes — At December 31, 2004, we had $975 million of convertible notes outstanding. These notes and their conversion events are described in more detail under “Description of Indebtedness.” Upon conversion, we have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock to settle the principal amount of the notes. These notes are included in our diluted EPS calculation under the “treasury stock method” when the average price of our stock for the period is greater than the conversion price. We apply the treasury stock method as it is our current intention to settle the principal portion of the notes in cash upon conversion. The conversion prices of our convertible notes are $47.46, $59.09 and $80.40 for our 2.50% convertible senior notes, floating rate convertible senior debentures and 3.25 convertible senior notes, respectively. Under the treasury stock method, only the shares required to settle the conversion premium are included in our weighted average shares outstanding. Based upon the application of the treasury stock method, 1.0 million shares were included in our 2004 weighted average share calculation. If we did not have the intention or ability to settle the principal amount of the notes in cash, we would apply the “if converted” method of accounting to calculate the shares included in the weighted average share calculation. Under this method, approximately 12.2 million shares would have been included in our 2004 weighted average share calculation, and $10.8 million of interest expense, net of tax, would have been added back to net income in calculating diluted earnings per share.
      Income Tax Reserves — we establish an estimated liability for federal, state and foreign income tax exposures that arise and meet the criteria for accrual under SFAS No. 5, “Accounting for Contingencies.” This liability addresses a number of issues for which we may have to pay additional taxes (and interest) when all examinations by taxing authorities are concluded. We have developed a methodology for estimating our tax liability related to such matters and have consistently followed such methodology from period to period. The liability amounts for such matters are based on an evaluation of the underlying facts and circumstances, a thorough research of the technical merits of our arguments, and an assessment of the chances of us prevailing in our arguments. We consult with external tax advisers in researching our conclusions. Amounts accrued for a particular period are not adjusted upward or downward unless a significant change in facts or circumstances has occurred and been formally documented. Amounts not expected to be settled within one year are classified in other liabilities on the balance sheet.
      Stock Options — we measure compensation expense for our stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) defines a fair value method of accounting for an employee stock option or similar equity instrument. Under SFAS 123, fair value of the stock option is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and its expected dividends, and the risk-free interest rate over the expected life of the option, and is amortized as compensation cost over the vesting period of the stock option. We determine the fair value of our stock options using the Black-Scholes option-pricing model. Had we recorded compensation expense as prescribed by SFAS 123, our net income in 2004, 2003 and 2002 would have been $137.0 million, $59.2 million and $41.5 million, respectively, and our diluted net income per share would have been $1.48, $0.98 and $0.72, respectively. Such proforma stock-based compensation expense includes $0.2 million and $0.1 million of compensation expense related to the company’s discontinued operation (Atos) in 2004 and 2003, respectively.
Recent Accounting Pronouncements
      For information on recent accounting pronouncements, refer to “Item 8 — Financial Statements and Supplementary Data — Note 23 — Recent Accounting Pronouncements,” which is incorporated herein by reference.

Cautionary Factors Regarding Forward-Looking Statements
      This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Form 8-K may constitute forward-looking statements. Words such as “anticipates,” “estimates,” “expects,” “forecasts,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements.
      The Company has based forward-looking statements on its current expectations and projections about future events. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, there can be no assurance that the assumptions and expectations will prove to have been correct. All forward-looking statements reflect the Company’s present expectations of future events and are subject to a number of important assumptions, factors, and risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in “Item 1 — Business — Risk Factors,” as well as any cautionary language in this Form 8-K, provide examples of these risks and uncertainties. Some of the uncertainties and assumptions to which these forward-looking statements are subject include the following:

•	our outstanding indebtedness and leverage, and the restrictions imposed by our indebtedness;

•	fluctuations in the amount of research and development spending by our customers;

•	the ability to achieve earnings forecasts due to variability in the demand for our higher margin products and services;

•	the effects of domestic and international economic and business conditions on our businesses;

•	the high degree of competition in the markets served by certain of our businesses, and the potential for new competitors to enter into these markets;

•	the extent to which we undertake new acquisitions or enter into strategic joint ventures or partnerships, and our ability to realize the expected benefit of such acquisitions or strategic joint ventures or partnerships;

•	future modifications to existing laws and regulations, including, but not limited to, those regarding the environment;

•	discovery of unknown contingent liabilities, including environmental contamination at our facilities and liability with respect to products we distribute and manufacture;

•	fluctuations in interest rates and in foreign currency exchange rates;

•	availability, or increases in the cost, of raw materials and other inputs used to make our products;

•	the loss of major customers or suppliers, including significant disruptions to or increases in the prices of or services provided by third party package delivery services;

•	our ability to adjust to rapid changes in the healthcare industry;

•	the loss of our key personnel; and

•	our ability to generate free cash flow or to obtain other sufficient resources to finance working capital and capital expenditure needs.
      You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Form 8-K or in the case of documents incorporated by reference, as of the dates of those documents.
      The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. You should review any additional disclosures the Company makes in its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and our proxy statement for our shareholders’ meeting.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk
General
      In the normal course of business, we use derivative financial instruments, including foreign currency forward exchange contracts and options, commodity swaps and options and interest rate swaps to manage market risks. Additional information regarding our financial instruments is contained in “Item 8 — Financial Statements and Supplementary Data” — “Note 12 — Fair Value of Financial Instruments” and “Note 10 — Debt.” The objective in managing our exposure to changes in foreign currency exchange rates is to reduce volatility on earnings and cash flow associated with these changes. The objective in managing our exposure to commodities prices is to reduce our volatility on earnings and cash flow associated with these changes. The objective in managing our exposure to changes in interest rates is to limit the impact of these changes on earnings and cash flow and to lower our overall borrowing costs. We do not hold derivatives for trading purposes.
      We measure our market risk related to our holdings of financial instruments based on changes in foreign currency rates, commodities prices and interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values, cash flows and earnings based on a hypothetical 10% change in these market rates. We use year-end market rates on our financial instruments to perform the sensitivity analysis. We do not include items such as lease contracts, insurance contracts, and obligations for pension and other post-retirement benefits in the analysis.
      We operate manufacturing and logistical facilities as well as offices around the world and utilize fixed and floating rate debt to finance global operations. As a result, we are subject to business risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations, and market risk related to changes in interest rates and foreign currency exchange rates. We believe the political and economic risks related to foreign operations are mitigated due to the stability of the countries in which our largest foreign operations are located.
Interest Rate Risk Management
      Our primary interest rate exposures result from floating rate borrowings. Our interest rate risk is mitigated through the use of interest rate swaps. The potential loss in fair values is based on an immediate change in the net present values of our interest rate-sensitive exposures resulting from a 10% change in interest rates. The potential loss in cash flows and earnings is based on the change in the interest expense over a one-year period due to an immediate 10% change in rates. A hypothetical 10% change in interest rates would not have had a material impact on our fair values, cash flows or earnings for 2004, 2003 or 2002.
Currency Risk Management
      We operate and conduct business in many foreign countries and as a result are exposed to movements in foreign currency exchange rates. Our exposure to exchange rate effects includes (1) exchange rate movements on financial instruments and transactions denominated in foreign currencies which impact earnings and (2) exchange rate movements upon translation of net assets in foreign subsidiaries for which the functional currency is not the U.S. dollar, which impact our net equity.
      Our primary currency rate exposures relate to our intercompany debt, trade payables and receivables, foreign cash and foreign currency forward and option contracts. The potential loss in fair values is based on an immediate change in the U.S. dollar equivalent balances of our currency exposures due to a 10% shift in exchange rates. The potential loss in cash flows and earnings is based on the change in cash flow and earnings over a one-year period resulting from an immediate 10% change in currency exchange rates. A hypothetical 10% change in the currency exchange rates would not have had a material impact on our fair values, cash flows or earnings for 2004, 2003 or 2002.

Commodity Risk Management
      Our primary commodity exposures relate to the procurement of raw material components and our use of diesel fuel for transportation and natural gas for manufacturing and heating purposes. We believe our primary raw material exposures currently are petroleum-based resins and steel used in our manufacturing operations. We enter into swap and option contracts with durations generally 12 months or less to hedge our exposure to diesel fuel and natural gas. We do not hedge our exposure to raw materials prices.
      A hypothetical 10% change in our primary commodities would not have had a material impact on our fair values or cash flows for 2004, 2003 and 2002 or on our earning for 2003 and 2002. However, due to increased raw material exposure from the merger with Apogent, a 10% change in market rates of petroleum-based resins and steel could have had a material impact on our earnings in 2004.